Exhibit 15.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-264524) of Bancolombia S. A. of our report dated March 28, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PwC Contadores y Auditores S. A. S.
Medellín, Colombia
March 28, 2025

PwC Contadores y Auditores S.A.S., Calle 7 Sur No. 42-70, Torre 2, Piso 11, Edificio Forum, Medellín, Colombia.
Tel: (60-4) 6040606, www.pwc.com/co
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